Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Marlys Knutson, 763-542-0533
marlys.knutson@polaris.com

Brian Cornell Appointed to Polaris Industries Inc. Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--November 19, 2012--Polaris Industries Inc. (NYSE: PII) today announced the appointment of Brian Cornell, Chief Executive Officer of PepsiCo Americas Foods, to the Company’s Board of Directors. Mr. Cornell has more than 30 years’ experience in consumer product marketing and general management, and has served on the Board of Directors for both The Home Depot and OfficeMax.

“We are very excited to add Brian Cornell to the Polaris Board of Directors,” said Scott Wine, Chief Executive Officer, Polaris Industries. “Brian’s extensive experience leading successful global companies will provide invaluable oversight as we continue to expand our worldwide footprint, while his brand management acumen will be an indispensable resource as we grow our industry leading portfolio of products.”

Mr. Cornell took over as CEO of PepsiCo Americas Foods in March 2012. As CEO, Mr. Cornell oversees a product portfolio that reported $23 billion in revenue in 2011.

Prior to taking his current position, Mr. Cornell spent four years as the President and CEO of Sam’s Club, a division of Wal-Mart Stores, Inc., where he also served as an Executive Vice President. Previously, Mr. Cornell was CEO of Michaels, the largest specialty retailer of arts and crafts in North America, and earlier he served as Executive Vice President and Chief Marketing Officer for Safeway, where he was responsible for the company’s marketing, merchandising, manufacturing and distribution operations.

Mr. Cornell holds a B.A. from the University of California, Los Angeles, where he also attended the Anderson Graduate School of Management and currently serves on the Anderson School Board of Visitors.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2011 sales of $2.7 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid vehicle industry with Global Electric Motorcars (GEM) and Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index. Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polaris.com.